                                                                  Exhibit 99.2

The accompanying unaudited restated condensed consolidated financial statements have been prepared to give retroactive effect to the merger of Lucent and Ascend Communications, Inc. The unaudited restated condensed consolidated financial statements have been derived by combining the unaudited condensed consolidated financial statements of Lucent for the six-month periods ended March 31, 1999 and 1998 with the unaudited condensed financial statements of Ascend for the six-month periods ended March 31, 1999 and June 30, 1998. (See Note 1 of Exhibit
99.2 for further information on the restatement of the consolidated financial statements.) In connection with the Ascend business combination the Company expects to incur $79 million of merger-related costs. The merger-related costs consist primarily of fees for investment bankers, attorneys, accountants and financial printing. The Management's Discussion and Analysis addresses the periods covered by the financial statements contained in this Exhibit 99.2.

                  LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

                                           For the Three        For the Six
                                            Months Ended       Months Ended
                                             March 31,           March 31,
                                           1999     1998       1999      1998

Revenues.............................   $ 8,672  $ 6,511    $ 18,413   $15,590

Costs................................     4,494    3,553       9,076     8,185

Gross margin.........................     4,178    2,958       9,337     7,405

Operating Expenses:
Selling, general and
  administrative expenses ...........     2,022    1,579       3,931     3,222
Research and development expenses ...     1,220      978       2,224     1,851
In-process research
 and development expenses............        (6)     157         282       584
Total operating expenses.............     3,236    2,714       6,437     5,657

Operating income.....................       942      244       2,900     1,748
Other income (expense) - net ........       (55)      37          58       188
Interest expense.....................        95       58         173       120
Income before income taxes...........       792      223       2,785     1,816
Provision for income taxes...........       263      135       1,025       851

Income before cumulative effect of
  accounting change..................       529       88       1,760       965

Cumulative effect of accounting change
 (net of income taxes of $842).......         -        -       1,308         -

Net income...........................   $   529  $    88    $  3,068   $   965

Earnings per common share - basic:
Income before cumulative effect of
  accounting change..................   $   0.17 $   0.03   $   0.58   $  0.33
Cumulative effect of accounting
  change ............................          -        -       0.43         -
Net income...........................   $   0.17 $   0.03   $   1.01   $  0.33

Earnings per common share - diluted:
Income before cumulative effect of
  accounting change..................   $   0.17 $   0.03   $   0.56   $  0.32
Cumulative effect of accounting
  change ............................          -        -       0.42         -
Net income...........................   $   0.17 $   0.03   $   0.98   $  0.32

Dividends declared
  per common share...................   $   0.00 $   0.00   $   0.04   $  0.0375

See Notes to Consolidated Financial Statements.

                  LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

                                          March 31,     September 30,
                                            1999            1998
ASSETS

Cash and cash equivalents..............   $ 1,281        $ 1,154

Accounts receivable less
 allowances of $375 at
 March 31, 1999 and $416 at
 September 30, 1998 ...................     9,208          7,405

Inventories............................     4,542          3,279

Contracts in process, net of contract
 billings of $4,370 at
 March 31, 1999 and $3,036 at
 September 30, 1998....................     1,106          1,259

Deferred income taxes - net............     1,812          1,775

Other current assets...................     1,472            912

Total current assets...................    19,421         15,784

Property, plant and equipment, net
  of accumulated depreciation of
  $7,270 at March 31, 1999 and
  $6,638 at September 30, 1998.........     6,034          5,693

Prepaid pension costs..................     6,210          3,754

Deferred income taxes - net............         -            761

Capitalized software development costs.       346            298

Other assets...........................     3,549          3,073

TOTAL ASSETS...........................   $35,560        $29,363


See Notes to Consolidated Financial Statements.

                                    (CONT'D)

                  LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS (CONT'D)
                 (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

                                        March 31,      September 30,
                                           1999            1998
LIABILITIES

Accounts payable.......................   $ 2,539         $ 2,156
Payroll and benefit-related
  liabilities..........................     1,770           2,588
Postretirement and postemployment
  benefit liabilities..................       184             187
Debt maturing within one year..........     3,185           2,231
Other current liabilities..............     4,330           3,722

Total current liabilities..............    12,008          10,884

Postretirement and postemployment
  benefit liabilities..................     6,471           6,380
Long-term debt ........................     3,716           2,409
Other liabilities......................     2,037           1,981

Total liabilities .....................    24,232          21,654

Commitments and contingencies

SHAREOWNERS' EQUITY

Preferred stock-par value $1.00 per share
 Authorized shares: 250,000,000
 Issued and outstanding shares: none...         -               -
Common stock-par value $.01 per share
 Authorized shares: 6,000,000,000
 Issued and outstanding shares:
 3,039,744,815 at March 31, 1999
 3,022,369,264 at September 30, 1998...        30              30
Additional paid-in capital.............     7,111           6,589
Guaranteed ESOP obligation.............       (34)            (49)
Retained earnings......................     4,543           1,422
Accumulated other comprehensive
 income (loss).........................      (322)           (283)
    -

Total shareowners' equity...............   11,328           7,709

TOTAL LIABILITIES AND
 SHAREOWNERS' EQUITY...................   $35,560         $29,363


See Notes to Consolidated Financial Statements.

                  LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Dollars in Millions)
                                   (Unaudited)

                                                For the Six Months
                                                  Ended March 31,
                                                1999           1998
                                                ----           ----
Operating Activities
Net income...............................     $ 3,068        $   965
Adjustments to reconcile net income
  to net cash (used in)provided by
  operating activities:
   Cumulative effect of accounting change      (1,308)             -
   Business restructuring charge(reversal)          -            (33)
   Depreciation and amortization.........         861            678
   Provision for uncollectibles..........          17             92
   Deferred income taxes.................         245             56
   Purchased in-process research and
     development.........................          15            584
   Adjustment to conform Ascend and
     Kenan's fiscal years.................         169              -
   Increase in accounts receivable ......      (1,925)          (665)
   Increase in inventories
     and contracts in process............      (1,069)          (279)
   Increase(decrease) in accounts
     payable.............................         319           (213)
   Changes in other operating assets
     and liabilities.....................      (1,433)          (502)
   Other adjustments for noncash
     items - net.........................        (419)          (295)
Net cash (used in)provided by
 operating activities....................      (1,460)           388

Investing Activities
Capital expenditures ....................        (833)          (659)
Proceeds from the sale or disposal of
  property, plant and equipment..........          58             42
Purchases of equity investments..........        (116)           (68)
Sales of equity investments..............           1             25
Purchase of investment securities........        (312)           (484)
Sales or maturity of
 investment securities...................         284            281
Acquisitions of businesses,
 net of cash acquired....................        (212)           (15)
Dispositions of businesses...............          57            265
Other investing activities - net.........         (12)           (45)
Net cash used in investing activities....      (1,085)          (658)

Financing Activities
Repayments of long-term debt ............          (8)           (62)
Issuance of long-term debt...............       1,825            335
Proceeds of issuance of common stock.....         527            335
Dividends paid...........................        (106)           (97)
S-Corp distribution to stockholder                  -            (10)
Increase (decrease) in short-term
  borrowings - net.......................         455           (645)
Net cash provided by(used in)
  financing activities...................       2,693           (144)

See Notes to Consolidated Financial Statements.

                                    (CONT'D)

                  LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D)
                              (Dollars in Millions)
                                   (Unaudited)

                                                For the Six Months
                                                  Ended March 31,
                                                1999           1998
                                                ----           ----

Effect of exchange rate
  changes on cash........................          (21)          (42)

Net increase(decrease) in cash and
  cash equivalents.......................          127          (456)

Cash and cash equivalents
  at beginning of year...................        1,154         1,606

Cash and cash equivalents
  at end of period.......................      $ 1,281       $ 1,150

See Notes to Consolidated Financial Statements.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared by Lucent pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of management, include all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows for each period shown.

The restated consolidated financial statements of Lucent give retroactive effect to the merger with Ascend Communications, Inc., which was consummated on June 24, 1999 and the merger with Kenan Systems Corporation, which was consummated on February 26, 1999. On June 24, 1999, each issued and outstanding share of common stock of Ascend was converted into the right to receive 1.65 shares of common stock of Lucent. Lucent issued approximately 371 million shares in exchange for all of the outstanding shares of Ascend. On February 26, 1999, under the terms of the Kenan merger agreement, Lucent issued approximately 26 million shares (post-split) of Lucent common stock in exchange for all the outstanding shares of Kenan.

Before merging with Lucent, both Ascend and Kenan had December 31 fiscal year ends. Restated financial information for fiscal 1998 and earlier years was computed by adding financial information for corresponding quarters of each company's fiscal year. Thus, the unaudited consolidated statements of income for the three and six month periods ended March 31, 1998 were derived by combining the results of operations of Lucent for the three and six months ended March 31, 1998, respectively, with the results of operations of Ascend and Kenan for the three and six months ended June 30, 1998, respectively. The unaudited consolidated balance sheet at September 30, 1998 was derived by combining the financial position of Lucent at September 30, 1998 with the financial position of Ascend and Kenan at December 31, 1998. The unaudited consolidated statement of cash flows for the six months ended March 31, 1998 was derived by combining the cash flows of Lucent for the six months ended March 31, 1998 with the cash flows of Ascend and Kenan for the six months ended June 30, 1998.

The results of operations, financial position and cash flows as of and for the three months ended December 31, 1998 for Kenan and Ascend were included in Lucent's restated consolidated financial statements as of and for the year ended September 30, 1998. The results of operations for the three months ended December 31, 1998 were also included in Lucent's financial statements for the six months ended March 31, 1999. As a result, the consolidated balance sheet of Lucent at March 31, 1999 includes an adjustment to retained earnings to exclude the income recognized from both Ascend and Kenan for the three months ended December 31, 1998. In addition, information from the statement of cash flows for Kenan and Ascend for the three months ended December 31, 1998 has been eliminated from the unaudited consolidated statement of cash flows for the six months ended March 31, 1999, since Kenan's and Ascend's activity for this period has been included in the consolidated statement of cash flows for the year ended September 30, 1998.

The preparation of financial statements during interim periods requires management to make numerous estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses. Estimates and assumptions are reviewed periodically and the effect of revisions is reflected in the results of operations of the interim periods in which changes are determined to be necessary. During the three and six months ended March 31, 1999, improved performance on multi-year contracts and the resolution of certain contingencies had a positive impact on the reported results of operations.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

The financial statement results for interim periods are not necessarily indicative of financial results for the full year. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in Exhibit 99.1 of this report.

The financial statements presented have been restated to reflect the two-for-one splits of Lucent's common stock which became effective on April 1, 1998 and April 1, 1999. Certain prior period amounts have been reclassified to conform to the current period presentation.

2. ACCOUNTING CHANGE - EMPLOYEE BENEFIT PLANS

Effective October 1, 1998, Lucent changed its method for calculating the market-related value of plan assets used in determining the expected return-on-asset component of annual net pension and postretirement benefit costs. Under the previous accounting method, the calculation of the market-related value of plan assets included only interest and dividends immediately, while all other realized and unrealized gains and losses were amortized on a straight-line basis over a five-year period. The new method used to calculate market-related value includes immediately an amount based on Lucent's historical asset returns and amortizes the difference between that amount and the actual return on a straight-line basis over a five-year period. The new method is preferable under Statement of Financial Accounting Standards No. 87 because it results in calculated plan asset values that are closer to current fair value, thereby lessening the accumulation of unrecognized gains and losses, while still mitigating the effects of annual market value fluctuations.

The cumulative effect of this accounting change related to periods prior to fiscal year 1999 of $2,150 ($1,308 after-tax, or $0.43 and $0.42 per basic and diluted share, respectively) is a one-time, non-cash credit to fiscal 1999 earnings. This accounting change also resulted in a reduction in benefit costs as a result of the change in Lucent's pension and postretirement accounting in the three and six months ended March 31, 1999 that increased income by $107 ($65 after-tax, or $0.02 per basic and diluted share) and $215 ($130 after-tax, or $0.04 per basic and diluted share), respectively as compared to the previous accounting method. A comparison of pro forma amounts is presented below showing the effects if the accounting change were applied retroactively:

                                      Three Months             Six Months
                                     Ended March 31,         Ended March 31,
                                     1999       1998        1999        1998
                                   --------   --------    --------    --------
Net Income                         $   529    $   148     $ 3,068     $ 1,084
Earnings per share-basic           $  0.17    $  0.05     $  1.01     $  0.37
Earnings per share-diluted         $  0.17    $  0.05     $  0.98     $  0.36

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

3. COMPREHENSIVE INCOME

Lucent has adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" as of October 1, 1998 which requires new standards for reporting and display of comprehensive income and its components in the financial statements. However, it does not affect net income or total shareowners' equity. The components of comprehensive income, net of tax, are as follows:

                                       Three Months Ended        Six Months Ended
                                             March  31,              March  31,
                                          1999       1998         1999       1998
                                       --------------------     --------------------
Net income...........................  $  529       $  88       $ 3,068     $  965

Other comprehensive income(loss):
 Foreign currency translation
    adjustments......................     (96)        (31)          (44)      (113)
 Unrealized holding gains(losses)
    arising during the period........     (13)          3            (2)       (18)
 Minimum pension liability adjustment       7           -             7          -
                                       -------      ------      --------    -------
Comprehensive income.................  $  427        $ 60       $ 3,029     $ 834
                                       =======      ======      ========    =======

The after-tax components of accumulated other comprehensive income(loss) are as follows:

                                      Foreign Currency          Total Accumulated
                                        Translation            Other Comprehensive
                                        Adjustments     Other      Income(Loss)
                                        -------------   -----   -------------------
Accumulated other comprehensive income
  (loss) at September 30, 1998........     $ (280)      $  (3)        $ (283)
Other comprehensive income (loss)
 for the period.......................        (44)          5            (39)
Accumulated other comprehensive income
  (loss) at March 31, 1999............     $ (324)      $   2         $ (322)

The foreign currency translation adjustments are not currently adjusted for income taxes since they relate to indefinite investments in non-United States subsidiaries.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in Millions Except Per Share Amounts)
                                (Unaudited)
4.  ACQUISITIONS

In the quarter ended March 31, 1999, Lucent completed the purchases of WaveAccess Ltd., the Ethernet LAN component business of Enable Semiconductor, and Sybarus Technologies. In the quarter ended December 31, 1998, Lucent completed the purchase of Quadritek Systems, Inc. and Stratus Computer, Inc.

The following table presents the aggregate information related to these acquisitions:

                                Three Months Ended          Three Months Ended
                                     12/31/98                     3/31/99
                               ---------------------     -------------------------
                               Stratus     Quadritek     WaveAccess/Enable/Sybarus
                               -------     ---------     -------------------------
Purchase price................  $917          $50                  $137
Goodwill......................     -           24                   109
Existing technology...........   130            5                    12
Purchased IPR&D (after-tax)...   267*          14                    15
Goodwill amortization
  period (years)..............     -            8                   4-7
Existing technology
  amortization period (years).    10            6                     7

* Amount reflects the original purchased in-process research and development charge recorded in the quarter ended December 31, 1998. Prior to the consummation of the acquisition of Stratus, the Company announced its intention to divest the non- telecommunication business units of Stratus. In early 1999, the Company divested each of these business units. As the sales proceeds from the disposition of these business units exceeded the carrying value of the assets held for sale, the Company reduced its original charge for purchased in-process research and development and reduced the amount of the purchase price allocated to non-current assets on a pro-rata basis. This resulted in a credit to purchased in-process research and development in the amount of $24 during the quarter ended March 31, 1999.

All of the above acquisitions were accounted for under the purchase method of accounting.

Included in the purchase price for the above acquisitions was purchased in-process research and development, which was a noncash charge to earnings as the related technology had not reached technological feasibility and had no future alternative use. The remaining purchase price, less liabilities assumed, was allocated to tangible assets and intangible assets, including goodwill and existing technology.

The value allocated to purchased in-process research and development was determined utilizing an income approach that included an excess earnings analysis reflecting the appropriate cost of capital for the investment. Estimates of future cash flows related to the in-process research and development were made for each project based on Lucent's estimates of revenue, operating expenses and income taxes from the project. These estimates were consistent with historical pricing, margins and expense levels for similar products.

Revenues were estimated based on relevant market size and growth factors, expected industry trends, individual product sales cycles and the estimated life of each product's underlying technology. Estimated operating expenses, income taxes and charges for the use of contributory assets were deducted from estimated revenues to determine estimated after-tax cash flows for each project. Estimated operating expenses include cost of goods sold, selling, general and administrative expenses and research and development expenses. The research and development expenses include estimated costs to maintain the products once they have been introduced into the market and generate revenues and costs to complete the in-process research and development.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

The discount rates utilized to discount the projected cash flows were based on consideration of Lucent's weighted average cost of capital, as well as other factors including the useful life of each project, the anticipated profitability of each project, the uncertainty of technology advances that were known at the time and the stage of completion of each project.

Management is primarily responsible for estimating the fair value of the assets and liabilities acquired, and has conducted due diligence in determining the fair value. Management has made estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses resulting from such acquisitions. Actual results could differ from those amounts.


5.   SUPPLEMENTARY BALANCE SHEET INFORMATION

Inventories at March 31, 1999 and September 30, 1998 were as follows:

                                        March 31,       September 30,
                                          1999              1998
                                     --------------    ---------------
     Completed goods ...............    $ 2,354           $ 1,644
     Work in process and
       raw materials................      2,188             1,635
     Total inventories .............    $ 4,542           $ 3,279

6.   BUSINESS RESTRUCTURING AND OTHER CHARGES

For the three months ended March 31, 1999 and 1998, $19 and $99, respectively, were applied to the 1995 business restructuring reserve. For the six months ended March 31, 1999 and 1998, $32 and $137, respectively, were applied to the 1995 business restructuring reserve. Included in the three and six months ended March 31, 1998 activity was a $33 reversal of business restructuring and other charges primarily related to employee separations. The remaining reserve for business restructuring as of March 31, 1999 was $219.

7. EARNINGS PER COMMON SHARE

Basic earnings per common share was calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share was calculated by dividing net income by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

Earnings per share amounts for the periods presented have been restated to reflect the two-for-one splits of Lucent's common stock, which became effective on April 1, 1998 and April 1, 1999. The following table reconciles the number of shares utilized in the earnings per share calculations for the three and six month periods ended March 31, 1999 and 1998:

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

                                     Three Months Ended       Six Months Ended
                                          March 31,               March 31,
                                       1999       1998        1999        1998
                                   -------------------------------------------

Net income........................   $ 529      $   88       $3,068     $ 965

Earnings per common share - basic:
 Income before cumulative effect
  of accounting change............   $ 0.17     $ 0.03       $ 0.58     $ 0.33
 Cumulative effect of accounting
   change.........................        -          -         0.43          -
 Net income.......................   $ 0.17     $ 0.03       $ 1.01     $ 0.33

Earnings per common share - diluted:
 Income before cumulative effect
   of accounting change...........   $ 0.17     $ 0.03       $ 0.56     $ 0.32
 Cumulative effect of accounting
   change.........................        -          -         0.42          -
 Net income.......................   $ 0.17     $ 0.03       $ 0.98     $ 0.32


Number of Shares (in millions)
----------------------------------
Common shares - basic.............  3,032.8    2,955.2      3,029.5    2,936.9

Effect of dilutive securities:
 Stock options....................    100.6       66.7         97.9       58.4
 Other............................      5.0        2.5          5.0        1.8

Common shares - diluted...........  3,138.4    3,024.4      3,132.4    2,997.1

Options excluded from the
computation of earnings per
share - diluted since option
exercise price was greater than
the average market price of the
common shares for the period......      1.9        5.1         3.8       8.3

8. PHILIPS CONSUMER COMMUNICATIONS ("PCC")

On October 1, 1997, Lucent contributed its Consumer Products business to a new venture formed by Lucent and Philips Electronics N.V. ("Philips") in exchange for 40% ownership of PCC. On October 22, 1998, Lucent and Philips announced their intention to end the PCC venture and agreed to regain control of their original businesses. The results of operations and net assets of the remaining businesses Lucent previously contributed to PCC have been consolidated as of October 1, 1998. The revenues are included in Other Systems and Products. In December 1998, Lucent sold certain assets of the wireless handset portion of the remaining businesses to Motorola. Lucent is continuing to look for opportunities to sell the remaining consumer products businesses.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)

9.  COMMITMENTS AND CONTINGENCIES

In the normal course of business, Lucent is subject to proceedings, lawsuits and other claims, including proceedings under government laws and regulations related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at March 31, 1999 cannot be ascertained. While these matters could affect the operating results of any one quarter when resolved in future periods and while there can be no assurance with respect thereto, management believes that after final disposition, any monetary liability or financial impact to Lucent beyond that provided for at March 31, 1999 would not be material to the annual consolidated financial statements.

Lucent's current and historical operations are subject to a wide range of environmental protection laws. In the United States, these laws often require parties to fund remedial action regardless of fault. Lucent has remedial and investigatory activities underway at numerous current and former facilities. In addition, Lucent was named a successor to AT&T Corp. ("AT&T") as a potentially responsible party ("PRP") at numerous "Superfund" sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or comparable state statutes. Under the Separation and Distribution Agreement ("Separation and Distribution Agreement"), among Lucent, AT&T and NCR Corporation ("NCR"), dated as of February 1, 1996 as amended and restated, Lucent is responsible for all liabilities primarily resulting from or relating to the operation of Lucent's business as conducted at any time prior to or after the separation from AT&T of the businesses and operations transferred to form Lucent (the "Separation") including related businesses discontinued or disposed of prior to the Separation, and Lucent's assets including, without limitation, those associated with these sites. In addition, under the Separation and Distribution Agreement, Lucent is required to pay a portion of contingent liabilities paid out in excess of certain amounts by AT&T and NCR, including environmental liabilities.

It is often difficult to estimate the future impact of environmental matters, including potential liabilities. Lucent records an environmental reserve when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Management expects that the amounts reserved will be paid out over the periods of remediation for the applicable sites which range from 5 to 30 years. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third party environmental studies, estimates as to the number, participation level and financial viability of any other PRPs, the extent of the contamination and the nature of required remedial actions. Accruals are adjusted as further information develops or circumstances change. The amounts provided for in Lucent's consolidated financial statements for environmental reserves are the gross undiscounted amount of such reserves, without deductions for insurance or third party indemnity claims. In those cases where insurance carriers or third party indemnitors have agreed to pay any amounts and management believes that collectibility of such amounts is probable, the amounts are reflected as receivables in the financial statements. Although Lucent believes that its reserves are adequate, there can be no assurance that the amount of capital expenditures and other expenses which will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in Lucent's reserves or will not have a material adverse effect on Lucent's financial condition, results of operations or cash flows. Any possible loss or range of possible loss that may be incurred in excess of that provided for at March 31, 1999 cannot be estimated.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)


10. SUBSEQUENT EVENTS

Mosaix
------
On July 15, 1999, Lucent merged with Mosaix, a Redmond, Washington-based provider of software that links companies' front and back offices and helps them deliver more responsive and efficient customer service. Under the terms of the agreement, the outstanding common stock of Mosaix was converted into the right to receive approximately 2.6 million shares of Lucent common stock. The transaction was accounted for as a pooling-of-interests.

Nexabit Networks, Inc.
----------------------
On July 19, 1999, Lucent merged with Nexabit Networks, Inc. a Marlborough, Massachusetts-based developer of high-speed switching equipment and software that directs traffic along telecommunications networks. Lucent issued approximately 14 million common shares. The transaction was accounted for as a pooling-of-interests.

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

HIGHLIGHTS

Lucent reported net income of $529 million, or $0.17 per share(diluted) for the quarter ended March 31, 1999. The year-ago quarterly net income was $88 million, or $0.03 per share(diluted). For the current six month period, Lucent reported net income of $3,068 million, or $0.98 per share(diluted) compared with net income of $965 million, or $0.32 per share(diluted) in the same prior period. Included in the current six month results is a $1,308 million (or $0.42 per share-diluted) cumulative effect of accounting change related to Lucent's pension and postretirement benefits (see Note 2). Lucent's income before the cumulative effect of accounting change was $1,760 million for the six month period ended March 31, 1999. Net income for the three and six month periods ended March 31, 1998 includes a $33 million, pre-tax (or $21 million, after-tax) reversal of the 1995 business restructuring charges.

Gross margin increased $1,220 million and $1,932 million for the quarter and six month periods ended March 31, 1999, respectively, compared with the year- ago periods. These increases in gross margin were primarily due to higher sales volume and improved performance on multi-year contracts compared with the same periods of the prior year.

Operating income of $942 million reflects an increase of $698 million in the quarter compared with the same quarter in 1998 and was 10.9% of revenues. For the six months ended March 31, 1999, operating income of $2,900 million reflects an increase of $1,152 million, largely due to increased sales levels.

On January 22, 1999, Lucent completed the acquisition of WaveAccess. The acquisition was accounted for using the purchase method of accounting and has been included in the financial statements for the periods ended March 31, 1999.

On February 22, 1999, Lucent acquired Sybarus Technologies, a privately held semiconductor design company based in Ottawa, Canada. The transaction was accounted for under the purchase method of accounting and has been included in the financial statements for the periods ended March 31, 1999.

During the quarter ended March 31, 1999, Lucent acquired the Ethernet LAN component business of Enable Semiconductor ("Enable"), a privately held company based in Milpitas, California. The transaction was accounted for under the purchase method of accounting and has been included in the financial statements for the periods ended March 31, 1999.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                           FINANCIAL CONDITION

KEY BUSINESS CHALLENGES

Lucent continues to face significant competition and expects that the level of competition on pricing and product offerings will intensify. Lucent expects that new competitors will enter its markets as a result of the trend toward global expansion by foreign and domestic competitors as well as continued changes in technology and public policy. These competitors may include entrants from the telecommunications, software, data networking and semiconductor industries. Existing competitors have, and new competitors may have, strong financial capability, technological expertise, well-recognized brand names and a global presence. As a result, Lucent's management periodically assesses market conditions and redirects the Company's resources to meet the challenges of competition. Steps Lucent may take include acquiring or investing in new businesses and ventures, partnering with existing businesses, delivering new technologies, closing and consolidating facilities, disposing of assets, reducing work force levels or withdrawing from markets.

Lucent has taken measures to manage the seasonality of its business by changing the date on which its fiscal year ends and its compensation programs for employees. As a result, Lucent has achieved a more uniform distribution of revenues -- accompanied by a related redistribution of earnings -- throughout the year. Revenues and earnings still remain higher in the first fiscal quarter primarily because many of Lucent's large customers historically delay a disproportionate percentage of their capital expenditures until the fourth quarter of the calendar year (Lucent's first fiscal quarter).

The purchasing behavior of Lucent's largest customers has increasingly been characterized by the use of fewer, larger contracts. These contracts typically involve longer negotiating cycles, require the dedication of substantial amounts of working capital and other resources, and in general require costs that may substantially precede recognition of associated revenues. Moreover, in return for larger, longer-term purchase commitments, customers often demand more stringent acceptance criteria, which can also cause revenue recognition delays. Lucent has increasingly provided or arranged long-term financing for customers as a condition to obtain or bid on infrastructure projects. Certain multi-year contracts involve new technologies that may not have been previously deployed on a large-scale commercial basis. On its multi-year contracts, Lucent may incur significant initial cost overruns and losses that are recognized in the quarter in which they become ascertainable. Further, profit estimates on such contracts are revised periodically over the lives of the contracts, and such revisions can have a significant impact on reported earnings in any one quarter.

Historically, a limited number of customers have provided a substantial portion of Lucent's total revenues. The loss of any of these customers, or any substantial reduction in orders by any of these customers, could materially adversely affect Lucent's operating results.

Lucent has been successful in diversifying its customer base and seeking out new types of customers globally. These new types of customers include competitive access providers, competitive local exchange carriers, wireless service providers, cable television network operators and computer manufacturers.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                           FINANCIAL CONDITION


REVENUES - THREE MONTHS ENDED MARCH 31, 1999 VERSUS THREE MONTHS ENDED MARCH 31, 1998

Total revenues increased 33.2% to $8,672 million in the quarter compared with the same quarter of 1998, due to increases in sales from Systems for Network Operators, Business Communications Systems, Microelectronic Products and Other Systems and Products. For the quarter, sales within the United States increased by 25.3% compared with the same quarter in 1998 and sales outside the United States increased 57.7% compared with the same quarter last year. Sales outside of the United States were 28.8% of revenues for the current quarter as compared to 24.4% of revenues for the year-ago quarter.

The following table presents Lucent's revenues by product line, and the approximate percentage of total revenues for the three months ended March 31, 1999 and 1998:

                                                        Three Months
                                                          Ended
                                                         March 31,
  Dollars in Millions                       --------------------------------
                                                1999              1998
                                              -------            -------
Systems for Network Operators........       $5,575   64%      $3,988   61%
Business Communications Systems......        2,013   23        1,750   27
Microelectronic Products.............          851   10          705   11
Other Systems and Products...........          233    3           68    1
Total................................       $8,672  100%      $6,511  100%

Revenues from SYSTEMS FOR NETWORK OPERATORS increased $1,587 million, or 39.8% in 1999 compared with the same quarter in 1998. Revenues were driven by sales of wireless systems, optical networking systems, data networking systems for service providers, switching and access systems, communications software and services. Continued demand for data services and Internet access in businesses and residences contributed to the group's quarterly revenues.

Revenues from Systems for Network Operators in the United States increased by 29.4% over the year-ago quarter. Revenues generated outside the United States increased 75.5% compared with the same quarter in 1998 due to revenue growth in all major international regions. Revenues generated outside the United States represented 28.3% of revenues for the quarter compared with 22.5% for the same quarter of 1998.

Revenues from BUSINESS COMMUNICATIONS SYSTEMS increased $263 million, or 15.0% compared with the year-ago quarter. Increased sales of Definity(R) enterprise communication servers, including those with Call Center applications, messaging systems, and NetCare(R) services contributed to the increased revenue for the quarter. Sales within the United States increased 10.6% for the quarter compared with the same quarter of 1998. Revenues generated outside the United States increased by 33.2%. Revenues generated outside the United States represented 22.5% of revenues for the quarter compared with 19.4% in the same quarter in 1998.

--------------------------------------
(R)  Registered trademark of Lucent

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                           FINANCIAL CONDITION

Revenues from MICROELECTRONIC PRODUCTS increased $146 million, or 20.7% compared with the year-ago quarter driven by sales of optoelectronics components and customized chips for high performance communications, data networking, and computing. Increased revenues from power systems also contributed to the increase. Sales within the United States increased 4.7% compared to the same quarter in 1998. Revenues generated outside the United States increased 37.3%. The growth in revenues outside the United States was driven by sales in the Asia/Pacific, including China, and Europe/Middle- East/Africa regions. Revenues generated outside the United States represented 55.8% of sales for the quarter compared with 49.1% for the same quarter of 1998.

Revenues from OTHER SYSTEMS AND PRODUCTS increased $165 million compared with the year-ago quarter primarily due to the consolidation of the businesses regained from the PCC venture (see Note 8).

COSTS AND GROSS MARGIN - THREE MONTHS ENDED MARCH 31, 1999 VERSUS THREE MONTHS ENDED MARCH 31, 1998

Total costs increased by $941 million, or 26.5% in 1999 compared with the same quarter in 1998 primarily due to higher sales volume. As a percentage of revenue, gross margin increased to 48.2% from 45.4% in the year-ago quarter. The increase this quarter compared with the same quarter in 1998 reflects a more favorable mix of products and improved performance on multi-year contracts.

OPERATING EXPENSES - THREE MONTHS ENDED MARCH 31, 1999 VERSUS THREE MONTHS ENDED MARCH 31, 1998

Selling, general and administrative expenses as a percentage of revenues were 23.3% for the quarter, a decrease of 1.0 percentage points compared with 24.3% for the same quarter in 1998.

Selling, general and administrative expenses increased $443 million, or 28.1% compared with the same year-ago quarter. This increase was primarily associated with higher sales levels.

Research and development expenses represented 14.1% of revenues for the quarter compared with 15.0% of revenues for the same quarter of 1998.

Research and development expenses increased $242 million during the quarter compared with the same year-ago quarter. This was primarily due to increased expenditures in support of wireless, data networking, optical networking and switching, and microelectronic products.

The purchased in-process research and development expenses for the 1999 quarter were a credit of $6 million compared with a charge of $157 million related to the acquisition of Prominet for the same quarter of 1998. In the 1999 quarter, $24 million of in-process research and development charges related to the acquisition of Stratus Computer, Inc. were reversed, offset by an expense of $18 million associated with the acquisitions of Sybarus, WaveAccess and Enable. Because the proceeds the Company received in the divestiture of the non-telecommunications business units of Stratus exceeded the carrying value of the assets held for sale, the Company reversed a portion of its original charge for purchased in-process research and development and reduced the amount of the purchase price allocated to non-current assets on a pro-rata basis.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                           FINANCIAL CONDITION

OTHER INCOME(EXPENSE), INTEREST EXPENSE AND PROVISION FOR INCOME TAXES - THREE MONTHS ENDED MARCH 31, 1999 VERSUS THREE MONTHS ENDED MARCH 31, 1998

Other income(expense) - net was an expense of $55 million as compared to income of $37 million for the year-ago quarter. Contributing to the decrease were higher losses on foreign exchange and increased charitable contributions in the current quarter.

Interest expense for the quarter increased $37 million to $95 million compared with the same quarter in 1998. The increase in interest expense is due to higher debt levels for the quarter ended March 31, 1999 compared with the same quarter in 1998.

The effective income tax rate for the quarter was 33.2%, a decrease from 60.5% in the same quarter of 1998. This decrease was due to the 1998 write-off of non-tax deductible purchased in-process research and development expenses associated with the acquisition of Prominet. Excluding the effect of one-time non-tax deductible purchased in-process research and development expenses associated with the acquisition of Enable and WaveAccess in 1999 and Prominet in 1998, the effective tax rate was 33.8% for 1999 as compared to 35.5% for 1998. This decrease is primarily due to the tax impact of foreign activity.

REVENUES - SIX MONTHS ENDED MARCH 31, 1999 VERSUS SIX MONTHS ENDED MARCH 31,
1998

Total revenues increased to $18,413 million, or 18.1% compared with the same six month period in 1998, due to increases in sales from Systems for Network Operators, Business Communications Systems, Microelectronic Products and Other Systems and Products. Revenue growth was due to sales increases globally. Total revenue growth for the six month period was driven by sales within the United States which grew 6.6% compared with the same period in 1998, and sales outside the United States which increased 51.9% compared with the same period in 1998.

The following table presents Lucent's revenues by product line, and the approximate percentage of total revenues for the six months ended March 31, 1999 and 1998:

                                                     Six Months
                                                       Ended
                                                     March 31,
  Dollars in Millions                         ------------------------------
                                                     1999          1998
                                                   -------       -------
Systems for Network Operators........         $ 12,201   66%  $ 10,255   66%
Business Communications Systems......            4,014   22      3,711   24
Microelectronic Products.............            1,672    9      1,480    9
Other Systems and Products...........              526    3        144    1
Total................................         $ 18,413  100%  $ 15,590  100%

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                           FINANCIAL CONDITION

Revenues from SYSTEMS FOR NETWORK OPERATORS increased $1,946 million, or 19.0% compared with the same six month period in 1998. The increase resulted from higher sales of switching and access systems, optical networking systems, data networking systems for service providers, wireless systems, communications software and services. Demand for those products was driven in part by second line subscriber growth in businesses and residences for Internet services and data traffic.

Revenues from Systems for Network Operators in the United States increased 2.7% compared to the year-ago six month period. Revenues generated outside the United States for 1999 increased 68.4% compared with the same six month period in 1998 due to revenue growth in the Europe/Middle-East/Africa and Caribbean/Latin America regions. Revenues generated outside the United States represented 35.0% of revenues for 1999 compared with 24.7% in same six month period of 1998.

Revenues from BUSINESS COMMUNICATIONS SYSTEMS increased $303 million, or 8.2% compared with the same six month period in 1998. This increase was led by sales of DEFINITY(R) enterprise communication servers, NetCare(R) services and messaging systems. Revenues generated outside the United States increased by 18.6%, due to growth in all major international regions. Revenues generated outside the United States represented 20.9% of the revenue for 1999 compared with 19.1% in the same six month period of 1998. For 1999, sales within the United States increased 5.7% compared with the same six month period of 1998.

Revenues from MICROELECTRONIC PRODUCTS increased $192 million, or 13.0% for 1999 compared with the same six month period in 1998 due to higher sales of optoelectronic components and customized chips for high performance communications, data networking and computing. Increased sales of power systems also contributed to the increase. Sales within the United States were relatively flat compared with the same period in 1998. Revenues generated outside the United States increased 28.3% compared with the same period in 1998. The growth in revenues generated outside the United States was driven by sales in the Asia/Pacific, including China, Europe/Middle-East/Africa and Canada regions. Revenues generated outside the United States represented 55.6% of sales compared with 48.9% for the same six month period of 1998.

Revenues from OTHER SYSTEMS AND PRODUCTS increased $382 million compared with the year-ago period primarily due to the consolidation of the businesses regained from the PCC venture (see Note 8).

COSTS AND GROSS MARGIN - SIX MONTHS ENDED MARCH 31, 1999 VERSUS SIX MONTHS ENDED MARCH 31, 1998

Total costs increased $891 million, or 10.9% compared with the same six month period in 1998 due to the increase in sales volume. Gross margin percentage increased to 50.7% from 47.5% in the year-ago period. The increase in gross margin percentage for the current six months was due to a more favorable mix of products and improved performance on multi-year contracts.

OPERATING EXPENSES - SIX MONTHS ENDED MARCH 31, 1999 VERSUS SIX MONTHS ENDED MARCH 31, 1998

Selling, general and administrative expenses as a percentage of revenues were 21.3% for 1999, an increase of 0.6 percentage points from the same period in 1998.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                           FINANCIAL CONDITION

Selling, general and administrative expenses increased $709 million, or 22.0% compared with the same period in 1998. This increase is attributed to the higher sales volume, investment in growth initiatives and increased amortization of goodwill and existing technology. In addition, the 1998 six-month period included a $33 million reversal of 1995 business restructuring charges.

Research and development expenses represented 12.1% of revenues for the period, an increase of 0.2 percentage points from the year-ago six-month period.

Research and development expenses increased $373 million compared with the same period in 1998. This was primarily due to increased expenditures in support of wireless, data networking, optical networking, switching and microelectronic products.

The purchased in-process research and development expenses for 1999 were $282 million reflecting the charges associated with the acquisition of Stratus, Quadritek, Sybarus, WaveAccess and Enable, compared with $584 million related to the acquisitions of Livingston and Prominet for the same period in 1998.

OTHER INCOME, INTEREST EXPENSE AND PROVISION FOR INCOME TAXES - SIX MONTHS ENDED MARCH 31, 1999 VERSUS SIX MONTHS ENDED MARCH 31, 1998

Other income -- net decreased $130 million for 1999 compared with the same period in 1998. This decrease was primarily due to the $149 million gain on the sale of the Company's ATS business in the year-ago period.

Interest expense was $173 million for the first six months of 1999, an increase of $53 million due to higher debt levels in 1999.

The effective income tax rate was 36.8% for the six months ended March 31, 1999, a decrease from the effective tax rate of 46.9% in the year-ago period. This decrease was primarily due to the 1998 write-off of non-tax deductible purchased in-process research and development expenses associated with the acquisition of Livingston and Prominet. Excluding the effect of one-time non-tax deductible purchased in-process research and development expenses, the effective income tax rate decreased from 35.4% in 1998 to 33.7% in 1999. This decrease was primarily due to increased research tax credits and the tax impact of foreign activity.

CASH FLOWS - SIX MONTHS ENDED MARCH 31, 1999 VERSUS SIX MONTHS ENDED MARCH 31, 1998

Cash used in operating activities for the six months ended March 31, 1999 was $1,460 million compared with cash provided by operating activities of $388 million in the same year-ago period. This reduction in cash was primarily due to increases in accounts receivable and inventories.

Cash payments of $32 million were made for the six-month period ended March 31, 1999, for the 1995 business restructuring charge. Of the 23,000 positions that Lucent announced it would eliminate in connection with the restructuring charges, approximately 20,200 positions have been eliminated as of March 31, 1999.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                           FINANCIAL CONDITION

Comparing the six months ended March 31, 1999 and 1998, cash used in investing activities increased to $1,085 million from $658 million primarily due to increases in capital expenditures and cash used for acquisitions, and the decrease in cash from dispositions.

Capital expenditures were $833 million and $659 million for the six-month periods ended March 31, 1999 and 1998, respectively. Capital expenditures relate to expenditures for equipment and facilities used in manufacturing and research and development, including expansion of manufacturing capacity, and expenditures for cost reduction efforts and international growth.

Cash provided by financing activities for the six months ended March 31, 1999 was $2,693 million compared with $144 million used in financing activities in the same year-ago period. This increase in cash provided by financing activities was primarily due to increased issuances of both short- and long-term debt.

The ratio of total debt to total capital (debt plus equity) was 37.9% at March 31, 1999 compared to 37.6% at September 30, 1998.

TOTAL ASSETS, WORKING CAPITAL AND LIQUIDITY

Total assets increased $6,197 million, or 21.1%, from fiscal year-end 1998. This increase was largely due to increases in prepaid pension costs, accounts receivable, and inventories of $2,456 million, $1,803 million, and $1,263 million, respectively. Prepaid pension costs increased due to the change in accounting for pensions. The increase in accounts receivable was primarily related to higher sales volume, and a higher percentage of sales outside the United States. The increase in inventories resulted from the need to meet current and anticipated sales commitments to customers.

Total liabilities increased $2,578 million, or 11.9% from fiscal year-end 1998. This increase was due primarily to higher short- and long-term debt levels.

Working capital, defined as current assets less current liabilities, increased $2,513 million from September 30, 1998, primarily resulting from the increase in accounts receivable and inventories, partially offset by higher short-term debt.

On March 15, 1999, Lucent issued $1.36 billion of 6.45% 30 year debentures due March 15, 2029. Lucent is using the proceeds to reduce its outstanding commercial paper balance.

At March 31, 1999, Lucent maintained approximately $4,700 million in credit facilities of which a portion is used to support Lucent's commercial paper program. At March 31, 1999, approximately $4,200 million was unused.

Future financings will be arranged to meet Lucent's requirements with the timing, amount and form of issue depending on the prevailing market and general economic conditions. Lucent anticipates that borrowings under its bank credit facilities, the issuance of additional commercial paper, cash generated from operations and short- and long-term debt financings will be adequate to satisfy its future cash requirements, although there can be no assurance that this will be the case.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                           FINANCIAL CONDITION

Network operators world-wide are requiring their suppliers to arrange or provide long-term financing for them as a condition to obtaining or bidding on infrastructure projects. These projects may require financing in amounts ranging from modest sums to over a billion dollars. Lucent has increasingly provided or arranged long-term financing for customers. As market conditions permit, Lucent's intention is to lay off these long-term financing arrangements, which may include both commitments and drawn down borrowings, to financial institutions and investors. This enables Lucent to reduce the amount of its commitments and free up additional financing capacity.

As of March 31, 1999, Lucent had made commitments or entered into agreements to extend credit to certain network operators, including PCS and wireless operators, for an aggregate of approximately $4,900 million. As of March 31, 1999, approximately $856 million had been advanced and was outstanding. Included in the $4,900 million is approximately $4,030 million to fourteen network operators. As of March 31, 1999, approximately $515 million had been advanced and outstanding under seven of these arrangements.

As part of the revenue recognition process, Lucent assesses the collectibility of its receivables relating to contracts with customers for which Lucent provides financing.

In addition to the above arrangements, Lucent will continue to provide or commit to financing where appropriate for its business. The ability of Lucent to arrange or provide financing for its customers will depend on a number of factors, including Lucent's capital structure and level of available credit, and its continued ability to lay off commitments and drawn down borrowings on acceptable terms.

Lucent believes that it will be able to access the capital markets on terms and in amounts that will be satisfactory to Lucent and that it will be able to obtain bid and performance bonds, to arrange or provide customer financing as necessary, and to engage in hedging transactions on commercially acceptable terms, although there can be no assurance that this will be the case.

RISK MANAGEMENT

Lucent is exposed to market risk from changes in foreign currency exchange rates and interest rates, which could impact its results of operations, financial condition and cash flow. Lucent manages its exposure to these market risks through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage Lucent's exposure to nonperformance by the counterparties on such instruments.

Lucent manages its ratio of fixed to floating rate debt with the objective of achieving a mix that management believes is appropriate. To manage this mix in a cost effective manner, Lucent, from time to time, enters into interest rate swap agreements, in which it agrees to exchange various combinations of fixed and/or variable interest rates based on agreed upon notional amounts. Lucent had no material interest rate swap agreements in effect as of March 31, 1999 and September 30, 1998. Management does not foresee or expect any significant changes in its exposure to interest rate fluctuations or in how such exposure is managed in the near future.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                           FINANCIAL CONDITION

IN-PROCESS RESEARCH AND DEVELOPMENT

In connection with the acquisition of Quadritek and Stratus in the quarter ended December 31, 1998, Lucent allocated $14 million and $267 million, respectively, of the purchase price to purchased in-process research and development. In connection with the acquisitions of WaveAccess, Enable and Sybarus, in the quarter ended March 31, 1999, Lucent allocated $15 million of the purchase prices to purchased in-process research and development. As part of the process of analyzing each of these acquisitions, Lucent made a decision to buy technology that had not yet been commercialized rather than develop the technology internally. Lucent based this decision on factors such as the amount of time it would take to bring the technology to market. Lucent also considered Bell Labs' resource allocation and its progress on comparable technology. Lucent expects to use the same decision process in the future.

Lucent estimated the fair value of in-process research and development for each of the above acquisitions using an income approach. This involved estimating the fair value of the in-process research and development using the present value of the estimated after-tax cash flows expected to be generated by the purchased in-process research and development, using risk adjusted discount rates and revenue forecasts as appropriate. The selection of the discount rate was based on consideration of Lucent's weighted average cost of capital, as well as other factors including the useful life of each technology, profitability levels of each technology, the uncertainty of technology advances that were known at the time, and the stage of completion of each technology. Lucent believes that the estimated in-process research and development amounts so determined represent fair value and do not exceed the amount a third party would pay for the projects.

Where appropriate, Lucent deducted an amount reflecting the contribution of core technology from the anticipated cash flows from an in-process research and development project. At the date of each acquisition, the in-process research and development projects had not yet reached technological feasibility and had no alternative future uses. Accordingly, the value allocated to these projects was capitalized and immediately expensed at acquisition. If the projects are not successful or completed timely, management's product pricing and growth rates may not be achieved and Lucent may not realize the financial benefits expected from the projects.

Stratus Computer, Inc.
----------------------
On October 20, 1998, the Company completed the acquisition of Stratus. Stratus was involved in the development of products which will enable carriers and network service providers to more effectively integrate their existing voice and data networks. At the acquisition date, Stratus was conducting development, engineering, and testing activities associated with the next generation of Stratus' fault-tolerant computer systems.

Prior to the consummation of the acquisition of Stratus, the Company announced its intention to divest the non-telecommunication business units of Stratus, which consisted of the Enterprise computer business unit, two business units comprised of financial and enterprise software (TCAM and S2), and a software joint venture interest (Astria). Accordingly, these business units were recorded at their estimated fair value upon acquisition and were classified as assets held for sale at December 31, 1998. The estimated fair value was based on discussions with independent third parties that expressed interest in acquiring these business units.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                           FINANCIAL CONDITION

In early 1999, the Company divested each of these business units. Because the sales proceeds from the disposition of the business units exceeded the carrying value of the assets held for sale, the Company reduced its original charge for purchased in-process research and development and the amount of the purchase price allocated to non-current assets on a pro-rata basis. This resulted in a $24 million credit to purchased in-process research and development during the quarter ended March 31, 1999.

Quadritek
---------
On October 1, 1998, Lucent completed the acquisition of Quadritek. Quadritek was involved in the development of Internet Protocol ("IP") network administration software solutions. At the acquisition date, Quadritek was conducting development, engineering, and testing activities associated with new product offerings that will address IP name and address automation and the synchronization of the delivery of network services for IP infrastructure.

WaveAccess
----------
On January 22, 1999, Lucent completed the acquisition of WaveAccess. WaveAccess was involved in the development of packet radio technology for wireless Internet access and metropolitan area networks. At the acquisition date, WaveAccess was conducting development, engineering, and testing activities associated with the next generations of WaveAccess' point-to-point Ethernet bridges, point-to-point modems, and point-to-multipoint systems.

Sybarus
-------
On February 22, 1999, Lucent completed the purchase of Sybarus. Sybarus was a start-up company involved in semiconductor design. At the acquisition date, Sybarus was developing integrated circuit technology for use in Synchronous Optical Network and Synchronous Digital Hierarchy high-speed fiber optic transmission systems.

Enable
------
During the quarter ended March 31, 1999, Lucent acquired the Ethernet LAN component business of Enable. Enable was involved in the development of Ethernet local area network components. At the acquisition date, Enable was conducting development, engineering, and testing activities associated with Fast Ethernet and Gigabit Ethernet components for networking systems.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                           FINANCIAL CONDITION

OTHER

Lucent's current and historical operations are subject to a wide range of environmental protection laws. In the United States, these laws often require parties to fund remedial action regardless of fault. Lucent has remedial and investigatory activities underway at numerous current and former facilities. In addition, Lucent was named a successor to AT&T as a potentially responsible party ("PRP") at numerous "Superfund" sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or comparable state statutes. Under the Separation and Distribution Agreement, among AT&T, Lucent and NCR Corporation dated as of February 1, 1996, as amended and restated, Lucent is responsible for all liabilities primarily resulting from or related to the operation of Lucent's business as conducted at any time prior to or after the Separation including related businesses discontinued or disposed of prior to the Separation, and Lucent's assets including, without limitation, those associated with these sites. In addition, under the Separation and Distribution Agreement, Lucent is required to pay a portion of contingent liabilities paid out in excess of certain amounts by AT&T and NCR, including environmental liabilities.

It is often difficult to estimate the future impact of environmental matters, including potential liabilities. Lucent records an environmental reserve when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Management expects that the amounts reserved will be paid out over the period of remediation for the applicable site which ranges from 5 to 30 years. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third party environmental studies, and estimates as to the number, participation level and financial viability of any other PRPs, the extent of the contamination and the nature of required remedial actions. Accruals are adjusted as further information develops or circumstances change. The amounts provided for in Lucent's consolidated financial statements for environmental reserves are the gross undiscounted amount of such reserves, without deductions for insurance or third party indemnity claims. In those cases where insurance carriers or third party indemnitors have agreed to pay any amounts and management believes that collectibility of such amounts is probable, the amounts are reflected as receivables in the financial statements. Although Lucent believes that its reserves are adequate, there can be no assurance that the amount of capital and other expenditures that will be required relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in Lucent's reserves or will not have a material adverse effect on Lucent's financial condition, results of operations or cash flows. Any possible loss or range of possible loss that may be incurred in excess of that provided for at March 31, 1999 cannot be estimated.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                           FINANCIAL CONDITION

FORWARD-LOOKING STATEMENTS

This Management's Discussion and Analysis of Results of Operations and Financial Condition and other sections of this report contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which Lucent operates, management's beliefs and assumptions made by management. In addition, other written or oral statements which constitute forward-looking statements may be made by or on behalf of Lucent. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Lucent undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Future Factors include increasing price and product/services competition by foreign and domestic competitors, including new entrants; rapid technological developments and changes and Lucent's ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; the achievement of lower costs and expenses; the ability to successfully integrate the operations and businesses of Ascend, Kenan and other acquired companies; readiness for Year 2000; the impact of Year 2000 on customer spending habits; domestic and foreign governmental and public policy changes which may affect the level of new investments and purchases made by customers; changes in environmental and other domestic and foreign governmental regulations; protection and validity of patent and other intellectual property rights; reliance on large customers; customer demand for Lucent's products and services; technological, implementation and cost/financial risks in the increasing use of large, multi-year contracts; the cyclical nature of Lucent business; the outcome of pending and future litigation and governmental proceedings; and continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support Lucent's future business. These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions including interest rate and currency exchange rate fluctuations and other Future Factors.

For a further description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see below in this report including the other sections referred to and also see the discussion in Lucent's Form 10-K for the year ended September 30, 1998 in Item 1 in the section entitled "OUTLOOK-Forward Looking Statements" and the remainder of the OUTLOOK section.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                               FINANCIAL CONDITION

Competition:
See discussion above under KEY BUSINESS CHALLENGES.

Dependence On New Product Development:
The markets for Lucent's principal products are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and evolving methods of building and operating communications systems for network operators and business customers. Lucent's operating results will depend to a significant extent on its ability to continue to introduce new systems, products, software and services successfully on a timely basis and to reduce costs of existing systems, products, software and services. The success of these and other new offerings is dependent on several factors, including proper identification of customer needs, cost, timely completion and introduction, differentiation from offerings of Lucent's competitors and market acceptance. In addition, new technological innovations generally require a substantial investment before any assurance is available as to their commercial viability, including, in some cases, certification by international and domestic standards-setting bodies.

Reliance on Major Customers:
See discussion above under KEY BUSINESS CHALLENGES.

Readiness for Year 2000:
Lucent is engaged in a major effort to minimize the impact of the Year 2000 date change on Lucent's products, information technology systems, facilities and production infrastructure. Lucent has targeted June 30, 1999 for completion of these efforts.

The Year 2000 challenge is a priority within Lucent at every level of the Company. Primary Year 2000 preparedness responsibility rests with program offices which have been established within each of Lucent's product groups and corporate centers. A corporate-wide Lucent Year 2000 Program Office ("LYPO") monitors and reports on the progress of these offices. Each program office has a core of full-time individuals augmented by a much larger group who have been assigned specific Year 2000 responsibilities in addition to their regular assignments. Further, Lucent has engaged third parties to assist in its readiness efforts in certain cases. LYPO has established a methodology to measure, track and report Year 2000 readiness status consisting of five steps: inventory; assessment; remediation; testing and deployment. In addition, LYPO tracks and reports on the development and deployment of Year 2000 contingency plans.

Lucent is completing programs to make its new commercially available products Year 2000 ready and has developed evolution strategies for customers who own non-Year 2000 ready Lucent products. Nearly all of the upgrades and new products needed to support customer migration are already generally available.

Lucent has launched extensive efforts to alert customers who have non-Year 2000 ready products, including direct mailings, phone contacts and participation in user and industry groups. Lucent also has a Year 2000 website www.lucent.com/y2k that provides Year 2000 product information. Lucent continues to cooperate in the Year 2000 information sharing efforts of the Federal Communications Commission and other governmental bodies.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                               FINANCIAL CONDITION


Lucent believes it has sufficient resources to provide timely support to its customers that require product migrations or upgrades. However, because this effort is heavily dependent on customer cooperation, Lucent monitors customer response and takes steps to encourage customer responsiveness, as necessary.

Lucent has largely completed the inventory and assessment phases of the program with respect to its factories, information systems, and facilities. Completion of the remediation, testing and deployment phases of this project remains on schedule to meet a June 30, 1999 target date. LYPO has developed a formal "exceptions" tracking process to approve and track a small number of individual cases in which factors such as third party dependencies prevent project completion by the corporate target date. Completion of required activities in these cases is anticipated well in advance of any adverse Year 2000 impact. As of March 31, 1999, over 90% of factory-related remediation activities had been completed. In addition, over 80% of the factory-related testing and deployment activities had been completed.

Lucent is also completing its Year 2000 readiness program for the large number of facilities that it owns or leases world-wide. Priority is being placed on Lucent-owned facilities, leased facilities that Lucent manages and other critical facilities that house large numbers of employees or significant operations. Remediation efforts at these significant facilities have largely been completed.

Currently, over 80% of Lucent's information technology infrastructure has been determined to be Year 2000 ready and is deployed for use. In addition, over 85% of the business applications lines of code that are supported by Lucent's information technology group are now Year 2000 ready and have been deployed or are awaiting deployment.

To ensure the continued delivery of third party products and services, Lucent's procurement organization has analyzed Lucent's supplier base and has sent surveys to approximately 5,000 suppliers. To supplement this effort, Lucent is conducting more detailed readiness reviews of the Year 2000 status of the suppliers ranked as most critical based on the nature of their relationship with Lucent, the product/service provided and/or the content of their survey responses. The majority of Lucent's suppliers have not completed their Year 2000 readiness efforts and, as a result, at this time Lucent cannot fully evaluate the Year 2000 risks to its supply chain. Lucent continues to monitor the Year 2000 status of its suppliers to minimize this risk and is developing appropriate contingency responses as the risks become clearer.

Lucent has committed considerable resources to Year 2000 contingency planning throughout the enterprise. These plans focus on risks posed by the Year 2000 date change, as well as other sensitive dates such as September 9, 1999 and February 29, 2000. Lucent's plans are designed both to mitigate the impact of Year 2000 failures, as well as providing for emergency response mechanisms and supporting the prompt resumption of regular operations. Lucent has largely completed the first working drafts of its Year 2000 contingency plans for customer support. Contingency plans for facilities are targeted for completion by May 31, 1999. As Lucent completes the balance of its contingency plans over the next several months, the plans will be continuously enhanced as updated information is obtained, the risks posed by external dependencies become clearer and customer support needs become more focused.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                               FINANCIAL CONDITION

The risk to Lucent resulting from the failure of third parties in the public and private sector to attain Year 2000 readiness is the same as other firms in Lucent's industry and other business enterprises generally. The following are representative of the types of risks that could result in the event of one or more major failures of Lucent's information systems, factories or facilities to be Year 2000 ready, or similar major failures by one or more major third party suppliers to Lucent: (1) information systems--could include interruptions or disruptions of business and transaction processing such as customer billing, payroll, accounts payable and other operating and information processes, until systems can be remedied or replaced; (2) factories and facilities--could include interruptions or disruptions of manufacturing processes and facilities with delays in delivery of products, until non-compliant conditions or components can be remedied or replaced; and (3) major suppliers to Lucent--could include interruptions or disruptions of the supply of raw materials, supplies and Year 2000 ready components which could cause interruptions or disruptions of manufacturing and delays in delivery of products, until the third party supplier remedied the problem or contingency measures were implemented. Risks of major failures of Lucent's principal products could include adverse functional impacts experienced by customers, the costs and resources for Lucent to remedy problems or replace products where Lucent is obligated or undertakes to take such action, and delays in delivery of new products.

Lucent believes it is taking the necessary steps to resolve Year 2000 issues; however, given the possible consequences of failure to resolve significant Year 2000 issues, there can be no assurance that any one or more such failures would not have a material adverse effect on Lucent. Lucent estimates that the costs of efforts to prepare for Year 2000 from calendar year 1997 through 2000 is about $560 million, of which an estimated $388 million has been spent as of March 31, 1999. Lucent has been able to reprioritize work projects to largely address Year 2000 readiness needs within its existing organizations. As a result, most of these costs represent costs that would have been incurred in any event. These amounts cover costs of the Year 2000 readiness work for inventory, assessment, remediation, testing and deployment including fees and charges of contractors for outsourced work and consultant fees. Costs for previously contemplated updates and replacements of Lucent's internal systems and information systems infrastructure have been excluded without attempting to establish whether the timing of non-Year 2000 replacement or upgrading was accelerated.

While the Year 2000 cost estimates above include additional costs, Lucent believes, based on available information, that it will be able to manage its total Year 2000 transition without any material adverse effect on its business operations, products or financial prospects.

The actual outcomes and results could be affected by Future Factors including, but not limited to, the continued availability of skilled personnel, cost control, the ability to locate and remediate software code problems, critical suppliers and subcontractors meeting their commitments to be Year 2000 ready and provide Year 2000 ready products, and timely actions by customers.

European Monetary Union - Euro:
On January 1, 1999, eleven member countries of the European Union established fixed conversion rates between their existing sovereign currencies, and adopted the Euro as their new common legal currency. The Euro is currently

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                               FINANCIAL CONDITION

trading on currency exchanges and the legacy currencies will remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, cash-less payments can be made in the Euro, and parties can elect to pay for goods and services and transact business using either the Euro or a legacy currency. Between January 1, 2002 and July 1, 2002, the participating countries will introduce Euro notes and coins and withdraw all legacy currencies so that they will no longer be available.

Lucent has in place a joint European-United States team representing affected functions within the Company. This team is evaluating Euro related issues affecting the Company that include its pricing/marketing strategy, conversion of information technology systems, existing contracts and currency risk and risk management in the participating countries. The Euro conversion may affect cross-border competition by creating cross-border price transparency.

Lucent will continue to evaluate issues involving introduction of the Euro as further accounting, tax and governmental legal and regulatory guidance is available. Based on current information and Lucent's current assessment, Lucent does not expect that the Euro conversion will have a material adverse effect on its business or financial condition.

Employee Relations:
On March 31, 1999, Lucent employed approximately 151,295 persons, of whom 77.2% were located in the United States. Of these domestic employees, 38.6% are represented by unions, primarily the Communications Workers of America ("CWA")and the International Brotherhood of Electrical Workers ("IBEW"). Lucent has agreements with the CWA and IBEW expiring May 31, 2003.

Multi-Year Contracts:
Lucent has significant contracts for the sale of infrastructure systems to network operators which extend over a multi-year period, and expects to enter into similar contracts in the future, with uncertainties affecting recognition of revenues, stringent acceptance criteria, implementation of new technologies and possible significant initial cost overruns and losses. See also discussion above under TOTAL ASSETS, WORKING CAPITAL AND LIQUIDITY, and KEY BUSINESS CHALLENGES.

Seasonality:
See discussion above under KEY BUSINESS CHALLENGES.

Future Capital Requirements:
See discussion above under TOTAL ASSETS, WORKING CAPITAL AND LIQUIDITY.

Growth Outside the U.S., Foreign Exchange and Interest Rates: Lucent intends to continue to pursue growth opportunities in markets outside the U.S. In many markets outside the U.S., long-standing relationships between potential customers of Lucent and their local providers, and protective regulations, including local content requirements and type approvals, create barriers to entry. In addition, pursuit of such growth opportunities outside the U.S. may require significant investments for an extended period before returns on such investments, if any, are realized. Such projects and investments could be adversely affected by reversals or delays in the opening of foreign markets to new competitors, exchange controls, currency fluctuations, investment policies, repatriation of cash, nationalization, social and political risks, taxation, and other factors, depending on the country in which such opportunity arises. Difficulties in foreign financial markets and economies, and of foreign financial institutions, could adversely affect demand from customers in the affected countries.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                               FINANCIAL CONDITION


See discussion above under RISK MANAGEMENT with respect to foreign exchange and interest rates. A significant change in the value of the dollar against the currency of one or more countries where Lucent sells products to local customers or makes purchases from local suppliers may materially adversely affect Lucent's results. Lucent attempts to mitigate any such effects through the use of foreign currency contracts, although there can be no assurances that such attempts will be successful.

Lucent hedges certain foreign currency transactions. The decline in value of non-U.S. dollar currencies, may, if not reversed, adversely affect Lucent's ability to contract for product sales in U.S. dollars because Lucent's products may become more expensive to purchase in U.S. dollars for local customers doing business in the countries of the affected currencies.

Legal Proceedings and Environmental:
See discussion above in Note 10 - COMMITMENTS AND CONTINGENCIES and OTHER.